UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2019

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38249	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9200 Sunset Boulevard, Suite #1201

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

 n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of January 14, 2019, the Board of Directors (the “Board”) of LiveXLive Media, Inc. (the “Company”) elected Ramin Arani as a director of the Company. The Board determined that Mr. Arani is an “independent” director pursuant to the definition of independence under Rule 5605(a)(2) of the Nasdaq Listing Rules.  The Board also appointed Mr. Arani to the Audit Committee of the Board.

Mr. Arani was the portfolio manager at Fidelity Management & Research Company (“FMR Co”), the investment adviser for Fidelity’s family of mutual funds, until his retirement at the end of 2018. FMR Co is a wholly owned subsidiary of FMR LLC, which is a greater than 5% stockholder of the Company and acquired its position as part of the Company’s public offering completed in December 2017. Fidelity Investments is a leading provider of investment management, retirement planning, portfolio guidance, brokerage, benefits outsourcing, and other financial products and services to more than 20 million individuals, institutions and financial intermediaries. In his portfolio manager role, he served as the lead manager of the Fidelity Puritan Fund. Prior to assuming his lead responsibilities in 2008, Mr. Arani co-managed Fidelity Puritan Fund from 2007 to 2008. Previously, he managed the equity portion of Fidelity Asset Manager Portfolio from 2005 to 2006, Fidelity Trend Fund from 2000 to 2007 and Select Health Care Portfolio from 1999 to 2000. Mr. Arani has held various other roles within FMR Co’s Equity Research group, including that of analyst covering the health care industry from 1999 to 2000, analyst covering the retail industry/portfolio manager of Select Retailing Portfolio from 1997 to 1999, and analyst covering defense electronics companies, then real estate investment trusts from 1992 to 1996. Before joining Fidelity in 1992, Mr. Arani was a research analyst intern at Josephthal & Co. in 1991. He has been in the investments industry since 1992. Mr. Arani earned his Bachelor of Arts degree in international relations from Tufts University. He also received the 1994, 1996 and 1998 Institutional Investor “Best of the Buyside” awards for his research work.

In consideration of Mr. Arani’s agreement to join the Board, the Company approved the grant to him of 17,521 restricted stock units (the “RSUs”), which shall vest on November 29, 2019, subject to his continued service on the Board. The RSUs were issued under the Company’s 2016 Equity Incentive Plan (the “Plan”). Each RSU represents a contingent right to receive one share of the Company’s common stock or the cash value thereof.  The Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan the form of payout of the RSUs (cash and/or stock). Mr. Arani will also be entitled to participate in the annual compensation package the Company provides to its non-employee directors.

Other than the investment relationship between the Company and FMR Co, there is no arrangement or understanding between Mr. Arani and any other persons pursuant to which Mr. Arani was elected as a director of the Company. There are no family relationships between Mr. Arani and any of the Company’s officers or directors. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Arani has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On January 15, 2019, the Company issued a press release announcing Mr. Arani’s election to the Board. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release of the Company, dated January 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

	By:	/s/ Robert S. Ellin
	Name:	Robert S. Ellin
Dated: January 15, 2019	Title:	Chief Executive Officer and Chairman of the Board of Directors

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